EXHIBIT 10.3

RELEASE AND SEVERANCE AGREEMENT

     THIS RELEASE AND SEVERANCE AGREEMENT (the “Agreement”) is made and entered into this the 23 day of August, 2007 by and between Jeff Jervik, of c/o 370 Knollwood, Suite 500, Winston-Salem, NC 27103 (the “Employee”), and Krispy Kreme Doughnut Corporation, a North Carolina corporation, with its principal place of business located in Forsyth County, North Carolina (the “Employer”).

     1. Termination. Employee’s employment with the Employer is hereby terminated, not for misconduct, effective as of August 31, 2007 (“the Termination of Employment Date”). Employee’s participation in the Employer’s employee benefits plans and programs shall cease as of the Termination of Employment Date, except (a) that Employee’s benefits under the Employer’s group health insurance plan will continue at the Employer’s expense as the premiums have been or will be provided through the last day of the month in which the Termination of Employment Date occurs and (b) that Employee’s vested benefits under any retirement plan remain vested in accordance with the provisions of the Employer’s retirement plans. Employee will receive, by separate letter, a notice of his opportunities to continue to participate in the Employer’s health insurance plan through the provisions of COBRA, and Employee may elect to continue his health insurance coverage in accordance with the provisions of that notice and applicable law. Employee’s participation in the various benefit plans of the Employer shall cease in accordance with the terms of the respective plans, except as otherwise agreed herein.

     2. Salary. Effective with the paycheck to be delivered to Employee on August 22, 2007, Employee will be paid all salary and wages for the period through the Termination of Employment Date. Employee acknowledges that he does not have any unused vacation for which he has not previously been paid.

     3. Consideration for this Agreement. In consideration of Employee’s execution of this Agreement on or before August 23, 2007, Employer agrees to pay to Employee severance benefits in the amount of Employee’s current base salary for a period of six months from and after the Termination of Employment Date, with such payments totaling in the aggregate One Hundred and Seventy Thousand and 00/100 dollars ($170,000.00) and if, from and after the six month anniversary of the Termination of Employment Date, Employee has not begun employment with another employer after conducting diligent efforts to do so, Employer will continue to pay Employee the amount of his current base salary on a month-by-month basis as long as he remains unemployed in spite of diligent efforts to find employment acceptable to him, up to a maximum of an additional six month period after said six month anniversary (in the aggregate, the “Severance Payment”). Employee acknowledges that this Severance Payment is in excess of any compensation to which he would otherwise have been entitled.

     4. Taxes, Withholding, and Payment Date. The Severance Payment described in paragraph 2 will be subject to normal withholdings as required or authorized by state and federal law. Provided that Employee timely executes this Agreement, Severance Payments will follow the Employers monthly payroll schedule to Employee at his last known address, or at such other address as provided by Employee.

     5. The Employer will not oppose any application for unemployment compensations benefits which Employee may make.

     6. In the event that a prospective employer of employee contacts Employer concerning Employee, Employer will provide that prospective employer solely with information as the Employee’s dates of service and title.

     7. In the event that any third party should make any claim or commence any legal action against Employee for his conduct as an employee of Employer, Employer shall indemnify Employee for all costs attorney’s fees and damages incurred by him in defending against that claim or legal action, to the same extent as it would indemnify any employee.

     8. Exclusivity of Consideration. Except as set forth in the preceding paragraphs, neither the Employer nor any of the Released Parties (defined in paragraph 10) shall have any obligation to make any further payments to or for the benefit of Employee.

     9. General Release by Employer.

     Employer hereby releases and forever discharges Employee, his past, present and future successors and assigns, of and from any manner of action, cause of action, in law or in equity, suit, debt, lien, contract, agreement, promise, liability, claim demand, damage, loss, cost or expense, of any nature, whatsoever, known or unknown, fixed or contingent, which Employer now has or may hereafter have against Employee, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date Employer signs this Agreement. Notwithstanding the foregoing, the Employer is not waiving its rights to the consideration referred to in this Agreement.

     10. General Release by Employee.

     (a) Employee hereby releases and forever discharges Employer, its past, present and future parents, subsidiaries, divisions, affiliates, and its and their respective predecessors, successors and assigns, and each of their past, present and future employees, officers, directors, agents, insurers, employee welfare benefit plans, employee pension benefit plans and deferred compensation plans, and their trustees, administrators and other fiduciaries, and all persons acting by, through, under or in concert with them, or any of them (the “Released Parties”), of and from any manner of action, cause of action, in law or in equity, suit, debt, lien, contract, agreement, promise, liability, claim, demand, damage, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Employee now has or may hereafter have against the Released Parties, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date Employee signs this Agreement. Employee understands that this release includes, without limitation, all Claims Employee may have:

  relating to Employee’s hire, employment, remuneration (including salary, bonus, incentive or other compensation, stock options, vacation, sick leave, health insurance benefits, benefits from any employee stock ownership, stock option plans, profit-sharing and/or deferred compensation plan) or termination of employment by the Employer;

  or retaliation under any law alleging discrimination (including any Claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866, as amended; the Consolidated Omnibus Budget Reconciliation Act; the Age Discrimination in Employment Act, as amended; the Employee Retirement Income Security Act, as amended; the Americans with Disabilities Act; and other state employment discrimination statutes; applicable state wage and hour statutes; and/or any other local, state or federal law governing discrimination or retaliation in employment and/or the payment of wages or benefits);

  arising under any contract, express or implied (including, but not limited to that certain Employment Agreement, effective the 26th day of October 2005, by and between Employer and Employee), tortious conduct, or arising under federal, state or, local law.

In giving this release, Employee forever releases and gives up Employee’s employment rights and employee status with the Released Parties and each of them. Notwithstanding the foregoing, the Employee is not waiving Employee’s rights to the payments or benefits described in paragraph 1-3 above.

     (b) The parties further agree that this General Release does not affect Employee’s benefits under the Employer’s group health insurance plan through the Termination of Employment Date and thereafter under COBRA, and it does not affect Employee’s accrued benefits that are vested as of the Termination of Employment Date under any retirement plan sponsored by Employer. The parties also agree that this release does not affect Employee’s vested stock options, if any, under any applicable stock option grant, plan, or agreement for Krispy Kreme Doughnuts, Inc. stock, which vested stock options, if any, shall remain subject to the terms of the applicable stock option grant, plan or agreement.

     (c) IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, EMPLOYEE IS AWARE OF THE FOLLOWING WITH RESPECT TO HIS RELEASE OF ANY CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT (“ADEA”):

(1)	EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT;

(2)	SOME OF THE CONSIDERATION EMPLOYEE IS RECEIVING FOR THIS RELEASE IS IN ADDITION TO ANYTHING OF VALUE TO WHICH EMPLOYEE IS OTHERWISE ENTITLED TO RECEIVE.

(3)	EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT;

(4)	EMPLOYEE HAS SEVEN (7) DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE THIS AGREEMENT, AND THIS AGREEMENT WILL NOT BE EFFECTIVE UNTIL THE EIGHTH DAY FOLLOWING EMPLOYEE’S SIGNING THIS AGREEMENT.

     (d) Employee represents and warrants that Employee has not assigned or transferred to any third party any interest in any Claim which he may have against the Released Parties, or any of them, and Employee agrees to indemnify and hold the Released Parties, and each of them, harmless from any liability, claims, demands, damages, costs, expenses, and attorneys' fees incurred by them, or any of them, as a result of any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Released Parties against Employee under this indemnity.

     (e) Employee represents and warrants that Employee has not asserted, filed or otherwise taken actions to initiate any Claim in any federal, state or local court, administrative agency, or other forum.

     (f) Employee shall not commence or join in any lawsuit or administrative proceeding asserting any Claim released hereunder, or in any manner seek or accept any relief from any Released Party with respect to any Claim released hereunder.

     11. Unfair Competition. While employed by Employer, Employee acknowledges that Employee was provided with access to confidential and secret knowledge or information of the Employer and with access to the Employer’s business methods and plans, was provided with access to the Employer’s customers and employees, and was provided with specialized training by Employer. To protect the Employer’s legitimate rights in its confidential and secret knowledge or information, business methods and plans, customers and customer relationships, employees and employee relationships, and specialized training, Employee covenants that for twelve (12) months following termination of Employee’s employment, Employee shall not:

(a)	solicit the Employer’s customers for the purpose of providing services similar to or competitive with those offered by Employer;
(b)	encourage or induce any customer to reduce its business or relationship with the Employer;
(c)	solicit any employee of the Employer on behalf of any other potential employer; or
(d)	encourage or induce any employee of Employer to terminate his or her employment with the Employer.

     12. Confidentiality.

     (a) Except as permitted or directed by the Employer, Employee shall not divulge, furnish or make accessible to anyone or use directly to the detriment of the Employer in any way any confidential or secret knowledge or information of the Employer which Employee has acquired or become acquainted with during the term of his employment by the Employer or any time thereafter, whether developed by himself or by others, concerning any trade secrets, confidential financial information, confidential or secret plans, or materials (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Employer, any confidential information or secret aspects of the business of the Employer. Employee acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Employer and represents a substantial investment of time and expense by the Employer, and that any disclosure or other use contrary to the provisions of this paragraph 12 of such knowledge would be wrongful and would cause irreparable harm to the Employer. The foregoing obligations of confidentiality shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known or generally known in the trade other than as a direct or indirect result of the breach of this Agreement by Employee.

     (b) The parties shall not disclose the terms of this Agreement unless required to do so by law or applicable regulation of governmental authority or pursuant to order of a court of competent jurisdiction or as may be necessary to enforce this Agreement; provided, however, Employee may disclose such terms in confidence to Employee’s immediate family, attorneys and accountants and financial advisors on a need to know basis provided that such persons also agree to this pledge of confidentiality, and the Employer may disclose such terms in confidence to its management personnel, directors, attorneys and accountants who have a legitimate need to know. Employee may disclose the provisions pf paragraphs 11 and 12 hereof to his prospective, current or future employers.

     13 Non-Disparagement Covenant. Employee shall not make any statement, publicly or privately, disparaging any of the Released Parties or their business practices.

     14. Cooperation Covenant. Employee agrees to cooperate fully, upon the reasonable request of the Employer, and at times and places which are reasonably convenient to Employee, in assisting the Employer with (i) investigating, prosecuting or defending any claim or (ii) responding to or preparing for any government audit, investigation or inquiry that, in either case, relates in any manner to Employee’s employment with the Employer. Employee understands that such cooperation includes being available to work with the Employer to investigate and prepare for claims and to testify. The Employer will reimburse Employee for reasonable out-of-pocket expenses Employee may incur in connection with such cooperation.

     15. Breach of Covenants. Employee agrees that the Employer will be irreparably harmed by any violation or threatened violation of any of the provisions of Paragraphs 11, 12, 13, or 14 hereof if such provisions are not specifically enforced and that damages will not constitute an adequate remedy. Therefore, Employee agrees that Employer shall be entitled to an appropriate and necessary injunction restraining any violation of paragraphs 11, 12, 13, or 14 by Employee (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy to which such Employer may be entitled in law or in equity.

     12. Waiver of Breach. A waiver by Employee or the Employer of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party, nor shall it operate as a general waiver.

     13. Return of Property. Employee hereby represents and warrants that Employee has returned to the Employer all Employer property in Employee’s possession, custody or control, including without limitation, any copies, summaries, analyses or other reproductions of the Employer’s confidential business information, and that Employee has not transferred to any other person any Employer property, including the Employer’s confidential business information.

     14. Assignment of Intellectual Property. Employee hereby assigns to Employer irrevocably, the entire right, title, interest and ownership, and all subsidiary and derivative rights of every kind and character, in and to any and all Intellectual Property Made by Employee (alone or with one or more others) that (a) was Made in the course of, or within the scope of, (i) services provided to or requested by Employer, or (ii) Employee’s employment with the Employer, or (b) relates in any way to the business of Employer (hereinafter, collectively, “Assigned Intellectual Property”). The Employee agrees that all Assigned Intellectual Property under this paragraph shall belong to and be the absolute property of the Employer or such other entity as the Employer may designate, and that this assignment relates to all Intellectual Property Made by Employee during the course of his employment with the Employer. “Made” means without limitation “discovered, invented, conceived, authored, written, derived, designed, reduced to practice, constructed, used, created, drafted, disclosed, registered, obtained, described, built, filed, or improved, directly or indirectly, in whole or in part.” “Intellectual Property” means without limitation “any and all inventions, discoveries, designs, patent applications, patents, trademarks (and good will associated therewith), copyrights, works, trade secrets, and know-how.”

     15. Enforcement of Agreement. If any party to this Agreement brings an action to enforce his, her or its rights hereunder, the prevailing party shall be entitled to recover his, her, or its costs and expenses, including court costs and attorneys’ fees, if any, incurred in connection with such suit to the extent permitted by applicable law.

     16. Construction of Agreement. This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of North Carolina, without regard to choice of law principles. The language of this Agreement shall not be construed for or against any particular party. The headings used herein are for reference only and shall not affect the construction of this Agreement.

     17. Severability; Enforceability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void by the final determination of a court of competent jurisdiction and all appeals there from shall have failed or the time for such appeals shall have expired, such clause or provision shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full force and effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only, and shall be enforced in that jurisdiction as so limited to the maximum extent permitted by the law of that jurisdiction.

     18. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the termination of Employee’s continued employment with the Employer and the Employer’s obligations to Employee prior to such time, as well as following the termination of said employment; and supersedes all other prior plans, policies, agreements and arrangements between the parties or which have covered Employee during his period of employment with the Employer, except as otherwise provided herein.

     19. Amendment to Agreement. Any Amendment to this Agreement must be in a writing signed by duly authorized representatives of the parties hereto and stating the intent of the parties to amend this Agreement.

     20. Assumption of Risk. The parties hereto fully understand that if any fact with respect to any matter covered by this Agreement is found hereafter to be other than, or different from, the facts now believed to be true, they expressly accept and assume the risk of such possible difference in fact and agree that the release provisions hereof shall be and remain effective notwithstanding any such difference in fact.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below, effective as of the Effective Date specified above.

KRISPY KREME DOUGHNUT CORPORATION

By:	/s/ Kenneth Hudson

Title:	SVP Human Resources

Date:	August 23, 2007

YOU ARE HEREBY ADVISED BY KRISPY KREME DOUGHNUT CORPORATION TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE AND SEVERANCE AGREEMENT. PLEASE READ THIS DOCUMENT CAREFULLY BEFORE SIGNING IT. THIS IS A LEGAL DOCUMENT AND SIGNING IT WILL HAVE LEGAL CONSEQUENCES.

UPON SIGNING THIS AGREEMENT, RETURN IT TO KRISPY KREME DOUGHNUT CORPORATION HUMAN RESOURCES DEPARTMENT. IF YOU CHOOSE TO REVOKE IT, YOU MUST NOTIFY THE HUMAN RESOURCES DEPARTMENT IN WRITING WITHIN SEVEN (7) DAYS AFTER SIGNING IT.

EMPLOYEE:	/s/ Jeff Jervik
JEFF JERVIK

Date: August 23, 2007